Exhibit 10.1

                         CHANGE OF CONTROL AGREEMENT
                         ---------------------------

      This Change of Control Agreement (this "Agreement") is made as of this 21st day of July, 2004 by and between Thibaud LeSeguillon (the "Executive") and Parlex Corporation (the "Company").

      WHEREAS, the Executive is an employee of the Company and provides personal services to the Company, and Company provides Executive with certain compensation and benefits in return for such services;

      WHEREAS, Executive and the Company have heretofore entered into the Parlex Corporation Employee Agreement - Confidential Information and Trade Secrets (the "Employee Agreement") providing for certain agreements between the Executive and the Company regarding the Executive's employment with the Company;

      WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide the Executive with benefits under the circumstances described below; and

      WHEREAS, the Company wishes to ensure the continued dedication of the Executive to Company duties in the event of an actual or threatened Change of Control (as defined below) of the Company.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

      1.

        a. If beginning six (6) months and ending seven (7) months after the Effective Date (as defined below) of the Change of Control, the Executive shall elect to terminate his employment with the Company for Good Reason (as defined below), the Executive shall give the Company at least two weeks notice of such termination (such date, the "Termination Date"). Following such termination, the Executive shall continue to receive from the Company the greater of his monthly base compensation (less standard federal and state payroll tax deductions and employment benefit deductions) at (i) the Effective Date or
            (ii) the Termination Date, for a period of six (6) months from the Termination Date. Such amounts shall be payable to the Executive in semi-monthly installments, in accordance with the regular payroll practices of the Company. Additionally, all stock options granted to the Executive shall be immediately and automatically accelerated and become fully vested and all unexercised stock options shall be exercisable by the Executive during the period ending ninety (90) days following the Termination Date, but in no event later than the expiration date of any stock option. For purposes of this Agreement, "Good Reason" shall mean (i) failure of the Company to continue the Executive in the position of VP Multilayer & Cable


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            Business or a comparable position that he held immediately prior to the Change of Control; or (ii) material and substantial diminution in the nature or scope of the Executive's responsibilities, duties or authority that he had immediately prior to the Change of Control; however, any diminution of the business of the Company, including without limitation the sale or transfer of any or all of the assets of the Company, shall not constitute "Good Reason"; or (iii) material reduction in the Executive's base salary or benefits from that he had immediately prior to the Change of Control; or
            (iv) the relocation of the Executive's principal office, without his prior consent, to a location more than thirty (30) miles from its location on the day prior to the Change of Control.

        b. If, within seven (7) months following the Effective Date (as defined below) of a Change of Control or within sixty (60) days prior to the Effective Date, the Company terminates the Executive's employment without Cause (as defined below), the Company shall pay to the Executive the greater of his monthly base compensation (less standard federal and state payroll tax deductions and employment benefit deductions) at (i) the Effective Date or (ii) the Termination Date, for a period of twelve (12) months from the Termination Date; provided, however, in the event that the Executive is terminated within sixty (60) days prior to the Effective Date and prior to the Effective Date the Executive has received any compensation in connection with his termination, any amounts previously paid to the Executive in connection with his termination will be credited against any amounts owed pursuant to this clause (b). All amounts owed pursuant to this clause (b) shall be payable to the Executive in semi-monthly installments, in accordance with the regular payroll practices of the Company, and such payments shall begin after the Effective Date. Additionally, all stock options granted to the Executive shall be immediately and automatically accelerated and become fully vested and all unexercised stock options shall be exercisable by the Executive during the period ending ninety (90) days after the date of termination by the Company, but in no event later than the expiration date of any stock option.

        c. Executive, together with his dependents, shall be entitled to participate in Company's then existing medical insurance plan (or whatever medical insurance plan the Company provides for its full time employees) that he is enrolled in on the Termination Date for the Executive and his family (with Executive still obligated to make the required employee contribution) for the duration of the payment period specified in Section 1(a) or 1(b), as the case may be. The Company shall pay the portion of the monthly insurance premium for said health insurance benefits that it pays for its full time employees. Executive acknowledges that the type of medical insurance coverage provided by the Company and the amount of the employee contribution obligation of its full-time employees may change during the term of this Agreement and therefore, Executive shall be obligated to pay at the same rate and shall receive the same medical insurance as that being offered Company's full-time employees. Upon expiration of the payment period specified in Section 1(a) or 1(b), as the case may be, Executive shall be entitled to participate in Company's then existing medical insurance plan on a COBRA basis but the Company shall not be obligated to


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            make any employer contribution towards the Executive's medical insurance premiums. Executive shall make the required employee contribution to Company ten (10) days prior to the end of each calendar month.

        d. For purposes of this Agreement, a termination for "Cause" shall mean that the Executive shall have breached or failed to perform his obligations and job responsibilities in accordance with the terms and conditions of this Agreement or his job description, shall demonstrate negligence, inefficiency, gross misconduct, dishonesty, or insubordination in the execution of his duties as an employee of the Company, or upon conviction of a felony or any crime involving moral turpitude.

        e. For purposes of this Agreement, the "Effective Date" shall mean the date upon which a Change of Control (as defined below) occurs.

        f. The term of this Agreement shall begin on July 21, 2004 ("Start Date") and shall terminate on the first anniversary of the Start Date if there has not been a Change of Control prior to such time, unless such term is extended by the Company in its sole and absolute discretion. If there has been a Change of Control prior to the first anniversary of the Start Date, the termination rights under clauses (a) and (b) of this Section 1 shall terminate seven (7) months after the Effective Date and this Agreement shall terminate when no further payments are required hereunder in accordance with the terms hereof, unless such term is extended by the Company in its sole and absolute discretion.

      2.    For purposes of this Agreement, a Change of Control will occur if:

        a. the Company shall reorganize, merge or consolidate with any corporation and the Company shall not be the "surviving corporation" (as defined below); or

        b. the Company shall sell or exchange all or substantially all of its assets to a corporation which is not a wholly owned subsidiary of the Company; or

        c. any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act") (other than the Company or a subsidiary or any employee benefit plan (including its trustee) of either the Company or a subsidiary) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities and the effect of which (as determined by the Board of Directors) is to take over control or participate in the affairs of the Company. For purposes of this Section, the term "person" shall exclude all persons who are then officers or directors of the Company, or spouses, or spouses, blood relatives or stepchildren of such officers or directors, and trusts for the benefit of any such persons, and the estates of any such persons; or

        d. during any period of two consecutive years, the individuals who, at the beginning of such period, constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority thereof, unless the election or nomination


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            for election of each new director was approved by the vote of a least a majority of the directors then still in office who were directors at the beginning of the period.

As used herein, the Company shall not be deemed to be the "surviving corporation" following a reorganization, merger or consolidation if, following such transaction, the persons who were the beneficial owners of the Company's voting securities immediately prior to the transaction beneficially own less than fifty percent (50%) of the aggregate voting power represented by all outstanding securities of the Company or other entity resulting from such reorganization, merger or consolidation immediately after such transaction.

      3. If the Company is at any time before or after a Change of Control merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets. The Company must require that any entity with which it merges or consolidates or to which it agrees to transfer a substantial portion of its assets expressly assume the obligations of the Company under this Agreement and that any successor or successors of such an entity, whether by merger, consolidation or transfer of assets, also expressly assume such obligations.

      In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to participate or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

      In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

      4. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

      5. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment.

      6. Prior to Executive gaining the right to receive, and in exchange for, the severance compensation, benefits and option acceleration provided in hereunder, to which Executive would not otherwise be entitled, Executive shall abide by the terms of its Employee Agreement with the Company and shall first enter into and execute a release substantially in the form attached hereto


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as Exhibit A (the "Release") upon Executive's termination of employment.
Unless the terms of the Employee Agreement are complied with and the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive's employment with the Company, Executive shall not receive (or continue to receive, in the case of a breach after the Effective Date) any severance benefits provided under this Agreement, acceleration, if any, of Executive's options as provided in this Agreement shall not apply and Executive's options in such event may be exercised following the date of Executive's termination only to the extent provided under their original terms in accordance with the applicable stock option plan and option agreements.

      7. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

      8. No amendment, change, or modification of this Agreement may be made except in writing, signed by both parties. Payments made by the Company pursuant to this Agreement shall be in lieu of payments and other benefits, if any, to which Executive may be entitled under any other severance agreement or severance plan of the Company. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors.

      9. The validity, interpretation and effect of this Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts.

      10. The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement.

      11. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      12. No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiary to receive any amount that may be payable after his death and shall not preclude the legal representatives of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representatives of the Executive's estate.

      13. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the


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immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

      IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed and delivered as of the date set forth above.

                                       PARLEX CORPORATION


                                       /s/ Peter J. Murphy
                                       ------------------------------
                                       Peter J. Murphy
                                       President


                                       EXECUTIVE


                                       /s/ Thibaud LeSeguillon
                                       ------------------------------
                                       Name: Thibaud LeSeguillon

                                  Exhibit A
                                  ---------

                              RELEASE AGREEMENT
                              -----------------

      I understand that my position with Parlex Corporation (the "Company") terminated effective _______________ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will, within fifteen (15) days after the Effective Date of this Release, pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Change of Control Agreement (the "Agreement") entered into as of July 21, 2004, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.

      1. In consideration for the severance benefits I am receiving under the Agreement, I hereby fully, forever, irrevocably and unconditionally, release, remise and discharge the Company, and its officers, employees, attorneys, agents and representatives, and each of them (both individually and in their official capacities), from any and all manner of claims, litigation, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, leases, doings, omissions, damages, executions, obligations, medical expenses, liabilities and expenses (including attorneys' fees and costs), of every kind and nature whatsoever, known or unknown, either at law or in equity, from the beginning of the world to this date arising under any provisions of law of the United States, The Commonwealth of Massachusetts, or any other state, including without limitation any claims under laws prohibiting discrimination on account of disability, sex, age, race, color, religious creed, natural origin, or sexual orientation, Massachusetts health benefits continuation laws, including but not limited to M.G.L. c.175, 176A, 176B, 176G, federal benefits continuation laws, including but not limited to the Consolidated Omnibus Budget Reconciliation Act, and any claims at common law including contract or tort law, which I ever had, now has, or can, shall or may have, by reason of, on account of, or arising out of or due to my employment with the Company. This provision is intended by the parties hereto to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that I have, may have or has had against the Company up to the date of this Release, specifically including, without limitation, any and all claims arising out of her employment with the Company. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification, or Company Director and Officer insurance protection, I may have for any liabilities and costs of defense (including without limitation reasonable attorneys' fees) arising from my actions within the course and scope of my employment with the Company.

      In releasing claims unknown to me at present, I am waiving all rights and benefits under any law or legal principle in any jurisdiction that a general release may not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

      If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:


____________                           ___________________________________
Date                                   Employee


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